UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2023

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PagerDuty, Inc.
(Exact name of Registrant as Specified in Its Charter)

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Delaware	001-38856	27-2793871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Townsend St., Suite 200 San Francisco, California		94103
(Address of Principal Executive Offices)		(Zip Code)
(844) 800-3889
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.000005 par value	PD	New York Stock Exchange (NYSE)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2023, the Compensation Committee of the Board of Directors (the “Committee”) of PagerDuty, Inc. (the “Company”), as part of the Company’s periodic review of its severance arrangements, approved the Amended and Restated Executive Severance and Change in Control Policy (the “Severance Policy”), which is applicable to certain eligible executives of the Company (including the named executive officers other than Chief Executive Officer Jennifer Tejada), and a Second Amended and Restated Officer Letter with Ms. Tejada (the “Tejada Letter”).

Amended and Restated Executive Severance and Change in Control Policy

The Severance Policy has a three-year term, commencing October 30, 2023 and is subject to automatic renewal for an additional year on each anniversary of such date. In the event of a change in control during the term of the Severance Policy, the policy will remain in effect until at least the 18-month anniversary of the consummation of the change in control.

Each of the named executive officers (other than Ms. Tejada) has been designated a Tier 2 participant in the Severance Policy. If a Tier 2 participant’s employment is terminated without cause or for good reason other than within three months before or 18 months following a change in control, such participant would be eligible for (a) a lump sum cash amount equal to the product of 0.5 multiplied by the sum of the participant’s annual base salary and target annual bonus opportunity, and (b) subsidized continuation of the health plan benefits for the participant and his or her eligible dependents for up to six months following the date of termination.

If a Tier 2 participant’s employment is terminated without cause or for good reason within three months before or 18 months following a change in control, such participant would be eligible for (a) a lump sum cash amount equal to the product of 1.0 multiplied by the sum of the participant’s annual base salary and target annual bonus opportunity, (b) a prorated amount of the participant’s target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of termination, (c) subsidized continuation of the health plan benefits for the participant and his or her eligible dependents for up to 12 months following the date of termination, and (d) full vesting of the participant’s then-unvested time-based equity awards (with performance-based equity awards treated in accordance with the applicable award agreements).

The foregoing severance benefits are subject to the participant’s execution of a release of claims in favor of the Company. If a payment to the participant (whether under the Severance Policy or otherwise) would be subject to Section 280G of the Internal Revenue Code, such payment would be reduced to the extent the participant would be better off on an after-tax basis.

Amended and Restated Offer Letter with Jennifer Tejada

The Tejada Letter reflects Ms. Tejada’s current annual base salary of $600,000 and target annual bonus opportunity of $600,000. If Ms. Tejada’s employment is terminated without cause, for good reason or due to death or disability other than within three months before or 24 months following a change in control, she would be eligible for (a) a cash severance amount equal to the product of 1.0 multiplied by the sum of her annual base salary and target annual bonus opportunity, plus an additional $12,000, (b) accelerated vesting and exercisability, as applicable, of her then outstanding time-based equity awards with respect to that number of shares equal to 50% of the number of shares originally subject to such equity awards (with performance-based equity awards treated in accordance with the applicable award agreements), (c) a prorated amount of her target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of termination, and (d) subsidized continuation of the health plan benefits for her and her eligible dependents for up to 12 months following the date of termination.

If Ms. Tejada’s employment is terminated without cause, for good reason or due to death or disability within three months before or 24 months following a change in control, she would be eligible for (a) a cash severance amount equal to the product of 1.5 multiplied by the sum of her annual base salary and target annual bonus opportunity, plus an additional $12,000, (b) full accelerated vesting and exercisability, as applicable, of her then outstanding time-based equity awards (with performance-based equity awards treated in accordance with the applicable award agreements), (c) a prorated amount of her target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of termination, and (d) subsidized continuation of the health plan benefits for her and her eligible dependents for up to 18 months following the date of termination.

The foregoing severance benefits are subject to Ms. Tejada’s execution of a release of claims in favor of the Company. If a payment to Ms. Tejada (whether under the Tejada Letter or otherwise) would be subject to Section 280G of the Internal Revenue Code, such payment would be reduced to the extent she would be better off on an after-tax basis.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PagerDuty, Inc.

Dated: November 3, 2023	By:	/s/ Shelley Webb
Shelley Webb
Senior Vice President, Legal, General Counsel, and Secretary